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                                                                    Exhibit 3.50

                              SCHREINER TCHAD S.A.
               Societe Anonyme with a capital of CFA F 862,500,000
           Registered office: Rue de Bordeaux - BP 5589 - N'Djamena -
                                Republic of Chad


                             ARTICLES OF ASSOCIATION


In accordance with the Uniform Act Relating to Commercial Companies and Economic Interest Group of the OHADA Treaty
SCHREINER TCHAD S.A.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                    Page 2 of 41


                                Table of Contents

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CHAPTER 1 - LEGAL FORM - OBJECTS - CORPORATE NAME - REGISTERED OFFICE -
DURATION ................................................................................................5

    ARTICLE 1 - LEGAL FORM ..............................................................................5
    ARTICLE 2 - OBJECTS .................................................................................5
    ARTICLE 3 - CORPORATE NAME ..........................................................................6
    ARTICLE 4 - REGISTERED OFFICE .......................................................................6
    ARTICLE 5 - DURATION ................................................................................7

CHAPTER 2 - CONTRIBUTIONS - CAPITAL - SHARES ............................................................7

    ARTICLE 6 - CONTRIBUTIONS ...........................................................................7
    ARTICLE 7 - CAPITAL - SHARES ........................................................................8
    ARTICLE 8 - INCREASE AND REDUCTION OF THE CAPITAL ...................................................8
        8-1. Capital increase ...........................................................................8
        8-2. Capital reduction .........................................................................11
    ARTICLE 9 - PAYING-UP ..............................................................................12
    ARTICLE 10 - CLASS OF SHARES .......................................................................13
    ARTICLE 11 - TRANSFER OF SHARES ....................................................................13
    ARTICLE 12 - RIGHTS AND DUTIES ATTACHED TO SHARES ..................................................15
    ARTICLE 13 - INDIVISIBILITY OF SHARES - BARE OWNERSHIP - USUFRUCT ..................................16
    ARTICLE 14 - BONDS .................................................................................16

CHAPTER 3 - ADMINISTRATION AND MANAGEMENT OF THE COMPANY ...............................................16

    ARTICLE 15 - METHOD OF ADMINISTRATION AND MANAGEMENT ...............................................16
    ARTICLE 16 - APPOINTMENT OF THE MANAGING DIRECTOR ..................................................17
        16-1.   Appointment ............................................................................17
        16-2.   Duration ...............................................................................17
        16-3.   Multiple functions .....................................................................17
        16-4.   Incapacity and dismissal ...............................................................17
    ARTICLE 17 - POWERS OF THE MANAGING DIRECTOR .......................................................18
    ARTICLE 18 - MANAGING DIRECTOR COMPENSATION ........................................................21
        18-1.   Post allowance .........................................................................21
        18-2.   One-off compensation - Payment of expenses .............................................21
        18-3.   Employment contract ....................................................................21
    ARTICLE 19 - ASSISTANT MANAGING DIRECTOR ...........................................................22
        19-1.   Appointment ............................................................................22
        19-2.   Duration ...............................................................................22
        19-3.   Powers .................................................................................22
        19-4.   Employment contract - Compensation .....................................................22
        19-5.   Dismissal ..............................................................................22
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                                 Articles of Association of SCHREINER TCHAD S.A.
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    ARTICLE 20 - COMPANY SIGNATURE .....................................................................22

CHAPTER 4 - AGREEMENTS WITH THE COMPANY ................................................................23

    ARTICLE 21 - FORMAL AGREEMENTS .....................................................................23
        21-1.   Agreements concerned ...................................................................23
        21-2.   Procedure ..............................................................................23
        21-3.   Effects of the agreements ..............................................................24
    ARTICLE 22 - ILLEGAL AGREEMENTS ....................................................................24
    ARTICLE 23 - GUARANTEES, PLEDGES AND SECURITIES ....................................................25

CHAPTER 5 - AUDITORS ...................................................................................25

    ARTICLE 24 - APPOINTMENT - POWERS AND COMPENSATION .................................................25
    ARTICLE 25- RESPONSIBILITIES - INCAPACITY - OBJECTION - DISMISSAL ..................................26

CHAPTER 6 - SHAREHOLDERS' MEETINGS .....................................................................27

    ARTICLE 26 - TYPES OF SHAREHOLDERS' MEETINGS AND DATE OF THE MEETINGS ..............................27
        26-1.   Types of meetings ......................................................................27
        26-2.   Date of the meetings ...................................................................27
    ARTICLE 27- PROVISIONS COMMON TO ALL MEETINGS ......................................................28
        27-1.   Methods of calling the shareholders and time frame .....................................28
        27-2.   Location of the meetings ...............................................................28
        27-3.   Admission to the meetings ..............................................................29
        27-4.   Committee of the meeting ...............................................................29
        27-5.   Attendance sheet .......................................................................30
        27-6.   Agenda of the meeting ..................................................................30
        27-7.   Minutes of the meetings ................................................................31
        27-8.   Legal effects of the meeting decisions .................................................31
        27-9.   Right of the shareholders to discovery .................................................32
    ARTICLE 28 - SPECIFIC REGULATIONS RELATING TO ORDINARY SHAREHOLDERS'
                 MEETINGS ..............................................................................32
        28-1.   Quorum, majority and participation .....................................................33
        28-2.   Powers of the Ordinary Shareholders' Meeting ...........................................33
    ARTICLE 29 - SPECIFIC REGULATIONS RELATING TO EXTRAORDINARY SHAREHOLDERS'
                 MEETINGS ..............................................................................33
    ARTICLE 30 - SPECIFIC REGULATIONS RELATING TO SPECIAL SHAREHOLDERS'
                 MEETINGS ..............................................................................34
    ARTICLE 31 - SPECIFIC CASE OF THE "SOCIETE ANONYME UNIPERSONNELLE" .................................35

CHAPTER 7 - FISCAL YEAR - ACCOUNTS AND ALLOCATION - DISTRIBUTION OF PROFITS ............................35

    ARTICLE 32 - FISCAL YEAR ...........................................................................35
    ARTICLE 33 - ACCOUNTS ..............................................................................35
        33-1.   Preparation of the accounts and of the annual report ...................................35
        33-2.   Communications prior to convening the Annual Ordinary
                Shareholders' Meeting ..................................................................36
        33-3.   Filing the financial report at the registry of the court ...............................36
    ARTICLE 34 - ALLOCATION AND DISTRIBUTION OF PROFITS ................................................37
        34-1.   Definition of profits ..................................................................37
        34-2.   Legal reserve ..........................................................................37
        34-3.   Allocation of distributable profits ....................................................37
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                                 Articles of Association of SCHREINER TCHAD S.A.
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        34-4.   Conditions of payment of dividends .....................................................37

CHAPTER 8 - DISSOLUTION - LIQUIDATION ..................................................................38

    ARTICLE 35 - DISSOLUTION UPON REACHING THE END OF THE DURATION WITHOUT
                 EXTENSION .............................................................................38
    ARTICLE 36 - PREMATURE DISSOLUTION .................................................................38
    ARTICLE 37 - AMICABLE LIQUIDATION ..................................................................39
    ARTICLE 38 - JUDICIAL LIQUIDATION ..................................................................39

CHAPTER 9 - OBJECTIONS .................................................................................40

    ARTICLE 39 - OBJECTIONS ............................................................................40

CHAPTER 10- ESTABLISHMENT OF THE COMPANY ...............................................................40

    ARTICLE 40 - ESTABLISHMENT - LEGAL CAPACITY ........................................................40
    ARTICLE 41 - ACTS TAKEN WHILST THE COMPANY IS BEING REGISTERED .....................................40
    ARTICLE 42 - DISCLOSURE ............................................................................41
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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                    Page 5 of 41


                              SCHREINER TCHAD S.A.
                   Societe Anonyme with Managing Director (1)
                             Capital of 862,500,000
   Registered office: Rue de Bordeaux - BP 5589 - N'Djamena - Republic of Chad


                             ARTICLES OF ASSOCIATION

In accordance with the Uniform Act Relating to Commercial Companies and Economic Interest Group of the OHADA Treaty


CHAPTER 1 - Legal form - Objects - Corporate Name - Registered office - Duration
--------------------------------------------------------------------------------

ARTICLE 1 - LEGAL FORM

The sole owner of the shares created hereinafter and those which may subsequently be created, establishes a limited company which will be governed by the Uniform Act Relating to Commercial Companies and Economic Interest Group of 17th April 1997, adopted within the framework of the OHADA Treaty (Organisation for the Harmonisation of Business Law in Africa), by all the legal and statutory provisions pertaining to it, both in their current and future form and by the present articles of association.

The chosen method of administration shall be that of a "societe anonyme" (limited company) with Managing Director.

ARTICLE 2 - OBJECTS

The objects of the company in any country, particularly in those states that are party to the OHADA Treaty, and more specifically Chad, shall be:

- To enter into charter agreements or, whilst they are being entered into, to become involved in the aviation sector as well as in air transport itself;

----------
(1) Administrateur General: for OHADA companies with up to 3 shareholders, the AG combines the functions of Chairman and Managing Director as there is no Board of Directors.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                    Page 6 of 41


- To buy or sell aircraft and their spare parts, either for its own account or on behalf of third parties;
-    To charter or lease aircraft;
- To conduct any operation related to or which might further the above defined objectives, specifically taking a stake in the management and financing of other companies whatever their nature may be.

It is expressly provided that the objects of the company thus defined may be altered, extended or restricted as a result of an Extraordinary Shareholders' Meeting, following the procedures set forth in these Articles of Association.

ARTICLE 3 - CORPORATE NAME

The corporate name of the company shall be SCHREINER TCHAD S.A. (abbreviated as STS).

In all the deeds, letters, invoices, announcements, publications and other printed or typewritten documents issued to third parties by the company, the corporate name will be immediately preceded or followed, in a legible form, by the words: Societe Anonyme (Limited Company) or the acronym "S.A.", its capital, registered office address, registration number entry in the Trade and Personal Property Credit Register as well as the adopted method of management, namely S.A. with Managing Director.

ARTICLE 4 - REGISTERED OFFICE

The registered office shall be located at N'Djamena, Rue de Bordeaux, Boite Postale 5586, Republic of Chad.

It may be transferred to any other place within the same city as decided by the Managing Director, and to any other location within the Republic following an Extraordinary Shareholders' Meeting.

However, the Managing Director may decide to move the registered office to any other location within the Republic and change the Articles of Association accordingly, subject to ratification of this decision by the next Ordinary Shareholders' Meeting. The Managing Director's decision shall become null and void in the event that no such ratification is given.

The Managing Director shall be empowered to establish subsidiaries and agencies of the company in any location he or she sees fit, and to dissolve them

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                    Page 7 of 41

without violating the provisions regulating his or her powers as set forth in the Articles of Association.

ARTICLE 5 - DURATION

5-1. The duration of the company is set at ninety nine (99) years from its registration date in the Trade and Personal Property Credit Register except in the event the company is prematurely dissolved or its duration extended as provided for hereinafter.

5-2. Following a decision taken by an Extraordinary Shareholders' Meeting, the duration can be extended once or more, each extension being a maximum period of ninety nine years each and not permitting premature dissolution.

        No less than a year before the company is due to expire, the shareholders must be consulted so as to decide whether the duration of the company must be extended.

        Failing consultation, any shareholder can petition the President of the relevant court to take an injunction and appoint a receiver who shall convene the meeting to get a decision on the duration of the company as stated in the aforementioned paragraph.

CHAPTER 2 - CONTRIBUTIONS - CAPITAL - SHARES
--------------------------------------------

ARTICLE 6 - CONTRIBUTIONS

SCHREINER AIRWAYS BV, a Dutch company, registered with the Amsterdam Registry of Commerce under ref. no. 340.996.47 and the registered address of which is: P.O. Box 381 - 2130 AJ Hoofddorp - 1 Diamantlaan 2132 WV Hoofddorp - The Netherlands, sole shareholder of STS, has contributed two airplanes, type 5N-AKV S/N 519 and 5N-AKY S/N 572.

Based on expert opinion, both airplanes have been valuated as follows:

-    US$ 845,000 for the airplane type 5N-AKV S/N 519;
-    US$ 881,000 for the airplane type 5N-AKY S/N 572.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                    Page 8 of 41


Per contra, SCHREINER AIRWAYS BV has been allocated the total amount of shares in the capital of STS, valued at CFA F 862.500.000 and representing 8625 shares of CFA F 100,000 nominal value each.

ARTICLE 7 - CAPITAL - SHARES

The capital shall be CFA F eight hundred and sixty two million five hundred thousand (862,500,000).

It shall be divided into 8625 shares with a nominal value of CFA F one hundred thousand (100,000) each numbered from 1 to 8625, allocated to the shareholders with regard to their respective contributions.

ARTICLE 8 - INCREASE AND REDUCTION OF THE CAPITAL

8-1.  Capital increase

8.1.1.  Terms and conditions
        --------------------

The capital may be increased on a once or more, either by issuing new shares or by increasing the nominal value of the existing shares.

The new shares are issued either at their nominal value or with a premium. They are fully paid in cash or set-off against uncontested claims to be paid in cash by the company, or by incorporation of reserves, profits or share premiums, or by contributions in kind.

Increasing the capital by raising the nominal value of the shares requires the unanimous approval of the shareholders, unless it is achieved by incorporating reserves, profits or share premiums.

When the capital is increased, either ordinary or preferential shares can be created. Preferential shares enjoy certain privileges over other shares and confer priority rights, either over the profits and the assets of the company or over any other privilege that may exist.

Capital increases are decided or authorised by the Extraordinary Shareholders' Meeting which establishes the procedures and, if necessary, confers on the Managing Director all necessary powers to implement them within a period not exceeding three years.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                    Page 9 of 41


However, any increase in the capital by means of incorporating reserves, profits or share premiums is decided by the Ordinary Shareholders' Meeting.

The issue price of the new shares or the terms for setting this price must be set by the Extraordinary Shareholder's Meeting upon receipt of the Managing Director's report and that of the auditor, pursuant to the provisions of Article 588 et al. of the Uniform Act.

Once the shareholders' meeting has delegated its powers to the Managing Director, it is incumbent on the latter, at the time he or she exercises this mandate, to draw up a supplementary report describing the implementation resulting from the mandate given by the shareholders.

8.1.2.  Capital increase in cash
        ------------------------

In the case of a capital increase in cash, the shares of the old capital must first be fully paid. Upon issue, at least a quarter of the nominal value of the new shares must be paid up and any share premium must be fully paid. The proceeds must be deposited by the company management, on behalf of the company, with a bank or notary's office.

However, shares paid in cash, resulting in part from cash payment and in part from an incorporation of reserves, profits or share premiums, must be fully paid upon subscription.

In the case of shares paid up by setting off company claims, the claims are the subject of an account settlement drawn up by the Managing Director and certified to be true and fair by the auditor.

Shareholders have a right to preferential allotment in proportion to their shareholdings when applying for cash shares as a means of increasing the capital. The Shareholders' Meeting, which decides on the increase in capital, may abolish the right to preferential allotment by ruling to this effect on the Managing Director's and auditor's reports.

Whilst the shares are being issued, the right to preferential allotment is negotiable when it is not linked to shares that are themselves negotiable.

In the opposite case, this right is transferable in the same conditions as the share itself.

If the Shareholder's Meeting expressly so decides, shareholders shall also have a pre-emptive reducible subscription right to new shares that are not subscribed to on an irreducible basis.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 10 of 41


Shares shall be allocated on a reducible basis to shareholders who have applied for a number of shares exceeding that to which they are entitled as of right and, in any event, up to the maximum amount for which they have applied.

The time given to shareholders to exercise their pre-emptive subscription rights shall be no less than 20 days. This period shall be effective from the date the subscription starts.

This period shall end prematurely when all pre-emptive reducible and irreducible rights have been exercised or when the capital increase has been fully subscribed after shareholders who have not applied have individually waived their subscription rights.

If irreducible subscriptions and, where applicable, reducible subscriptions are less than the total increase in capital:

1. The amount by which the capital is to be increased may be limited to the value of the applications received on the double condition that this value is at least equal to 3/4 of the increase envisaged by the Shareholders' Meeting which decided or authorised the increase in capital and that this option has been explicitly anticipated by the Meeting when the issue was decided;
2. Where the Meeting has decided otherwise, shares that have not been subscribed for may be allotted without restriction, wholly or in part;
3. Unsubscribed shares may be offered to the public wholly or in part where the Meeting has expressly provided for this possibility.

The Board of Directors may use all or such of those powers pursuant to Article 579 of the Uniform Act, in the order it deems fit.

The Extraordinary Shareholders' Meeting may deny one or more beneficiaries, identified by name, their pre-emptive subscription rights to the capital increase in its entirety or to one or more instalments of this increase.

The pre-emptive subscription rights may only be denied by the Extraordinary Shareholders' Meeting according to its quorum and majority rules provided that the Board of Directors has submitted a report outlining the reasons for the capital increase, the beneficiaries to whom the new shares will be allotted together with their quota, the issue rate, and the basis on which it has been fixed.

The capital increase is complete on the date on which both the subscription and the payment have been authenticated by a notary.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 11 of 41

8.1.3.  Capital increase by contributions and/or provisions for special
        ---------------------------------------------------------------
privileges
----------

In the case of a capital increase by means of contribution in kind and/or provisions for special privileges, the Managing Director shall ask the President of the relevant court to designate an auditor.

The auditor in charge, who can also be the auditor validating the accounts, has the same incompatibility of office as the latter. He or she is responsible for the valuation of the contribution in kind and special privileges.

Contributions in kind must be fully paid upon issue.

The Shareholders' Meeting approving the contributions in kind and special privileges validates the capital increase.

8-2.  Capital reduction

The capital may be reduced by reducing the nominal value or the number of shares in circulation. The reduction in capital may not endanger equality between shareholders in whatever form it takes, unless the affected shareholders give their express consent.

The capital may be reduced by refunding part of the contributions made by the partners, via payment in cash or assets, or writing off the company losses.

Once the auditor's report has been received, the reduction in capital must be authorised or decided by the Extraordinary Shareholders' Meeting, which may entrust the Managing Director with all necessary powers to implement it. A draft concerning the planned reduction shall be sent to the auditor 45 days before the Shareholders' Meeting is held.

Should the reduction not be motivated by losses, creditors and bondholders may block it by virtue of Article 633 et al. of the Uniform Act.

The company cannot purchase or take pledge of its shares unless permitted by law. Similarly, the company cannot fund, pledge or loan funds for the purchase of its shares by a third-party.

However, when the Extraordinary Shareholder's Meeting has approved a reduction in capital that is not motivated by losses, it can authorise the Managing Director to buy a certain number of shares to cancel them.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 12 of 41


The capital cannot be reduced via depreciation or amortization, nor set to a lower amount than that fixed in the Uniform Act.

ARTICLE 9 - PAYING-UP

9-1. Shares exchanged for contributions in kind must be fully paid upon issue.

9-2. To not be null and void, any subscription for shares in cash must involve the payment of at least one-fourth of the nominal value of the shares subscribed and, if need be, of the premium amount in full.

        The surplus of the amount of shares shall be paid in one or several instalments, within a maximum period of three years from the date they are registered with the Trade and Personal Property Credit Register, or, in the case of a capital increase, from the date on which the increase is complete, according to the dates and the terms and conditions fixed by the Managing Director.

        Shareholders are notified of a call for funds at least fifteen days prior to the date on which the instalment is due, by way bearer letter or registered letter with confirmation of receipt.

        Holders of shares that have not been fully paid-up, brokers and subscribers shall be jointly responsible for the amount to be paid; however, any subscriber or shareholder who sells his or her shares shall cease to be held responsible for shares not yet fully paid-up two years after the sale of said shares.

        Following the initial subscription or call for funds, the proceeds from the subscription of shares issued for cash shall be deposited by the company's management, on behalf of the company, at a bank or notary's office.

9-3. In case the shares are not fully paid-up according to the dates set by the Managing Director, the sums due give rise, without necessary petition to the courts, to the payment of a daily interest set at the legal rate, calculated from the day the payment was due and without prejudice to potential damages.

        Furthermore, the company may, one month after the shareholder in default has received formal notice served by bearer or registered letter with confirmation of receipt requesting the payment of the sums due,

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 13 of 41

        interest and principal, put the shares up for auction by an auctioneer or notary pursuant to Article 776 et al. of the Uniform Act.

        At the same time, the shares that have not yet been fully paid-up shall be stripped of their voting rights during the Shareholders' Meeting and they shall be deducted from the count when establishing quorum and majority. Once the same period of one month has passed, dividend and pre-emptive subscription rights to the capital increase attached to these shares shall be suspended until the sums due are paid in full.

ARTICLE 10 - CLASS OF SHARES

10-1.   Shares shall only be nominative.

10-2. The registration of the names of the shareholders in a register maintained at the registered office shall be proof of ownership.

ARTICLE 11 - TRANSFER OF SHARES

11-1. The transfer of nominal shares requires a declaration of transfer signed by the seller or his or her agent, notified to the company and recorded in the transfer register maintained by the company.

        Acceptance by the assignee is only required for the transfer of shares that have not been fully paid-up.

        The company may require both parties to have their signatures authenticated by a law official or the town hall registrar of their domicile, notwithstanding any exception of law.

        Carriage shall be the responsibility of the assignee.

        Shares that have not been fully paid-up cannot be transferred, as stated on the afore-mentioned Article 8.

11-2. Shareholders shall be free to transfer shares between themselves in return for payment or gratuitously.

        With the exception of inheritance, divorce settlement, transfer to a spouse, parents or children, any transfer of shares to a third-party, in any capacity, must first be agreed by the Shareholders' Meeting.

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                                 Articles of Association of SCHREINER TCHAD S.A.
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11-3.   To that end, the assignor must send an agreement request to the company via bearer letter or registered letter with confirmation of receipt, or by fax or telex, specifying the surname, first names, title and address of the assignee, the number of shares to be transferred and the proposed purchase price.

        Agreement shall be given either by notification or lack of answer within three months following the request.

        Should the assignor be a shareholder of the company, he or she shall not vote on the matter and the quorum majority shall not take his or her vote into account.

        Should agreement not be given the Ordinary Shareholders' Meeting may, within three months of the date on which notification of the refusal has been served, find a buyer for the shares, be it an existing shareholder, a third party or, with the assignor's consent, the company itself so as to reduce the capital.

        Should the parties not agree on the acquisition price, anyone of the contending parties shall petition the President of the relevant court to nominate an expert who shall fix the price.

        After three months, consent shall be considered as given if no acquisition has taken place. However, in case an expert has been nominated to fix the price, the President of the court may extend the time limit by up to three months.

11-4. In case the capital is increased by a subscription for shares in cash, subscription rights can be transferred freely or subjected to approval by the Ordinary Shareholders' Meeting as set forth in the previous paragraph.

11-5. The transfer of a right to gratuitous shares, in case profits, reserves or share premium are incorporated in the capital, shall be deemed to be a transfer of gratuitous shares and shall impose the same request for agreement as set forth in paragraph 10-3.

11-6. Any proposal for shares being pledged as security shall require the agreement of the Shareholders' Meeting. The proposal must be sent to the company by bearer letter or registered letter with confirmation of receipt, by fax or telex, and shall include the surname, first names and the number of shares being pledged.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 15 of 41


        Agreement for the pledge shall be given in the same manner as the request was made or by lack of answer within three months of the request being made.

        The agreement given by the company to a proposal for shares to be pledged as security shall be deemed to include the assignee's consent in case the shares being pledged have to be sold, unless the company promptly buys its shares to reduce its capital.

ARTICLE 12 - RIGHTS AND DUTIES ATTACHED TO SHARES

12-1. Besides a voting right conferred by law, each share entitles its owner to own a quota, in proportion with the number and nominal value of all circulating shares, corporate assets, profits or liquidating dividend.

12-2. However, the Extraordinary Shareholders' Meeting, taking into account the quota of capital they represent, may attribute a double voting right to all fully paid-up shares that have been held by the same allottee for no less than two years.

        In case of an increase in capital by way of incorporating reserves, profits or premiums, such double voting right may be attributed, upon subscription, to nominative shares given gratuitously to a shareholder entitled to it because of the shares he or she already owns.

        Any share negotiated or transferred loses its double voting right.

12-3. Every time it is necessary to own a certain number of shares to exercise a right, it is the responsibility of shareholders to acquire such quota as is required to exercise their rights.

12-4. The rights and duties attached to shares are transmitted with the shares.

        Ownership of shares shall entail agreeing with the provisions of the Articles of Association and the decisions taken by the Shareholders' Meeting.

12-5. Shareholders shall bear the responsibility of the partnership liabilities in proportion with the number of shares they own.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 16 of 41


ARTICLE 13 - INDIVISIBILITY OF SHARES - BARE OWNERSHIP - USUFRUCT

13-1. Shares cannot be divided. Therefore, shareholders who hold shares in common shall designate one proxy amongst themselves to represent them.

13-2. Bare owners are entitled to voting rights, except when allocating dividends where the voting right goes to the owner of the usufruct.

ARTICLE 14 - BONDS

The Shareholders' Meeting shall have the exclusive right to authorise a bond issue. It can empower the Managing Director to implement the issue in one or several instalments and to set the terms and conditions within two years.

Bond issue shall take place pursuant to the terms and conditions set forth in
Article 780 et al. of the Uniform Act.

CHAPTER 3 - ADMINISTRATION AND MANAGEMENT OF THE COMPANY
--------------------------------------------------------

ARTICLE 15 - METHOD OF ADMINISTRATION AND MANAGEMENT

The company is administered and managed by a Managing Director.

The company may change its method of administration at any time during its life. It may then be administered by a Board of Directors and managed by a Chairman and a Managing Director or a Chief Executive Officer.

The method of administration must be changed when the number of shareholders exceeds three. Such change shall take place no more than a year after the change in shareholding.

The Extraordinary Shareholders' Meeting shall take the decision to change the administration method and modify the Articles of Association accordingly.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 17 of 41

ARTICLE 16 - APPOINTMENT OF THE MANAGING DIRECTOR

16-1.   Appointment

The Managing Director is appointed by the Ordinary Shareholders' Meeting. He or she may be selected amongst the shareholders themselves.

16-2.   Duration

The Managing Director is appointed for six years. He or she may be re-appointed.

16-3.   Multiple functions

The Managing Director shall not hold, at the same time, more than three positions as Managing Director of limited companies registered in the territory of a State party to the OHADA Treaty.

Similarly, the position of Managing Director cannot be held with more than two other positions as Managing Director of limited companies registered in the territory of a State party to the OHADA Treaty.

16-4.   Incapacity and dismissal

In case the Managing Director is incapacitated, his or her role is filled by the Assistant Director, if available. Otherwise, the temporary role of Managing Director shall be filled by any person the Ordinary Shareholders' Meeting shall appoint.

In case the Managing Director dies or resigns, his or her role is filled by the Assistant Director, if available, or temporarily, by any person the Ordinary Shareholders' Meeting shall appoint until the next Ordinary Shareholders' Meeting appoints a new Managing Director.

The Shareholders' Meeting has the right to dismiss the Managing Director at any time.

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ARTICLE 17 - POWERS OF THE MANAGING DIRECTOR

The Managing Director shall be responsible for the administration and management of the company. He or she shall deal with third parties on its behalf.

He or she shall have wide-ranging powers to act under any circumstances on behalf of the company within the objects of the Articles of Association, and notwithstanding the powers expressly vested in the Shareholders by law and under the Articles of Association.

The non-exhaustive list of his or her powers may include the following:

                                    Personnel

He or she shall appoint and dismiss all agents and employees of the company, set fixed or proportional salaries, and all other matters relating to their recruitment and retirement; he or she shall also organise, if he or she sees fit, all matters relating to pension schemes.

                              Premises, sites, etc.

He or she shall establish, in the country of registered office or abroad, any site, premises, workshop, factory, warehouse or subsidiary he or she sees fit, and relocate or wind them up.

Accordingly:

He or she shall contract, sell or cancel all leases and accept lease transfers, with or without commitment to sell.

He or she shall instruct any work to be performed, such as setting up places of business or building new premises.

                               Business management

He or she shall undertake all acts required to carry out the object of the company.

He or she shall determine the terms and conditions of sales and purchases and authorise advances and credits.

He or she shall set the amount of general expenses.

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He or she shall decide on the merits of any agreement, deal, offer, adjudication or undertaking, by contract or otherwise, that are relevant to the objects of the company.

He or she shall request or accept any franchise or adjudication and supply all guarantees.

He or she shall draw, endorse, accept and clear any bill of exchange.

He or she shall open any bank or giro account in Chad or abroad, any custodial account, current account or collateral deposits and shall draw any cheque and bills and order transfers for the operations of these accounts.

He or she shall cash and pay all sums due by or owed to the company.

                         Management of corporate assets

He or she shall manage all tangible and intangible assets of the company.

Accordingly:

He or she shall set and cancel leases, with or without commitment to sell.

He or she shall instruct the performance of any work or construction of new premises.

He or she shall determine investments of available funds, notwithstanding the provisions set forth hereinafter.

                           Acquisitions and disposals

He or she shall acquire, exchange and dispose of any tangible or intangible assets; however, he or she cannot sell businesses whose operations constitute one of the company's objects.

                                  Participation

He or she shall participate in any company whose business is similar or connected to that of the company.

Accordingly:

He or she shall subscribe to, buy and transfer all shares and participations in these companies.

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                                 Articles of Association of SCHREINER TCHAD S.A.
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He or she shall contribute to the capital of these companies, already operating or to be created, all or part of the corporate assets, provided that such contribution does not limit the objects of the company.

He or she shall involve the company in any syndicate set up to deal with the securities issued by the said companies.

He or she may, on a temporary investment basis when reserves or profits are available, subscribe, buy or sell shares and participations in companies whose objects are different from those of the company, as well as any founder's share, compensation share and bond of any company regardless of the nature of its business.

                                      Loans

He or she shall take out loans, of any amount, in the manner and conditions he or she sees fit; however, loans by way of bonds or deposit receipts must be approved by the Ordinary Shareholders' Meeting.

                             Pledges and guarantees

He or she shall mortgage, pledge, assign, guarantee, and create tangible or intangible securities on all corporate assets.

He or she shall set all priorities and subrogations, with or without guarantee.

                        Action at law and representation

He or she shall represent the company in all legal proceedings, as plaintiff or defendant, in all administrative proceedings and in all business transactions with public or private companies.

                                  Transactions

He or she shall authorise any agreement, transaction, acceptance and waiver.

                                   Withdrawals

He or she shall authorise any withdrawal, release of mortgage, attachment, claim, before or after payment.

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                                 Articles of Association of SCHREINER TCHAD S.A.
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Moreover, pursuant to Article 138 of the Uniform Act, he or she closes the books at the end of a fiscal year and prepares the financial and annual reports on the company's activities, which are approved by the Ordinary Shareholders' Meeting.

He or she shall convene and chair the Shareholders' Meeting.

In his or her dealings with third parties, the company is bound by the acts of the Managing Director that are not within the company's objects, only in the conditions and limits set forth in Article 122 of the Uniform Act.

ARTICLE 18 - MANAGING DIRECTOR COMPENSATION

Regardless of the salaries paid according to the employment contract, the Managing Director may not receive any compensation, temporary or otherwise, other than that defined in the following paragraphs. Any decision contrary to this paragraph taken by the Shareholders' Meeting shall be null and void.

18-1.   Post allowance

The Ordinary Shareholders' Meeting may grant the Managing Director a compensation for his or her activities, in the form of a post allowance, an annual sum determined at its sole discretion.

If applicable, compensation in kind is determined in the same manner.

18-2. One-off compensation - Payment of expenses

The Ordinary Shareholders' Meeting may also grant the Managing Director a special compensation for assignments and mandates entrusted to him or her, or authorise the payment of expenses, such as travel expenses and expenses incurred in the interest of the company.

The payment of these expenses shall be presented to the Shareholders' Meeting in a report established by the auditor.

18-3.   Employment contract

The Managing Director may have a contract of employment with the company if the employment is effective and the contract is approved by the Ordinary Shareholders' Meeting.

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                                 Articles of Association of SCHREINER TCHAD S.A.
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ARTICLE 19 - ASSISTANT MANAGING DIRECTOR

19-1.   Appointment

Upon recommendation of the Managing Director, the Ordinary Shareholders' Meeting may appoint one or several individuals as Assistant Managing Director with a view to assist the Managing Director.

19-2.   Duration

The Ordinary Shareholders' Meeting shall set the duration of the post of Assistant Managing Director. The appointment can be renewed.

19-3.   Powers

The Ordinary Shareholders' Meeting shall set the powers of the Assistant Managing Director in consultation with the Managing Director.

19-4.   Employment contract - Compensation

The Assistant Managing Director may have a contract of employment with the company if the employment is effective and the contract is approved by the Ordinary Shareholders' Meeting.

The terms and conditions of the salary paid to the Assistant Managing Director are set by the Ordinary Shareholders' Meeting as well as any compensation in kind that is granted to him.

19-5.   Dismissal

Upon the recommendation of the Managing Director, the Ordinary Shareholders' Meeting may dismiss the Assistant Managing Director at any time.

ARTICLE 20 - COMPANY SIGNATURE

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                                 Articles of Association of SCHREINER TCHAD S.A.
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All acts and contracts binding the company, whatever their nature, are legally signed by the Managing Director or, if need be, the Assistant Managing Director, as well as any signing officer acting according to the powers entrusted in him.

CHAPTER 4 - AGREEMENTS WITH THE COMPANY
---------------------------------------

ARTICLE 21 - FORMAL AGREEMENTS

21-1.   Agreements concerned

Any agreement between the company and the Managing Director or Assistant Managing Director must be approved by the Ordinary Shareholders' Meeting.

The same shall apply to agreements where the Managing Director or Assistant Managing Director is an indirect party to the agreement or he or she deals with the company via an intermediary.

The Ordinary Shareholders' Meeting shall also approve any agreement concluded between the company and a third party or corporation, if the Managing Director or Assistant Managing Director is also owner, partner, manager, director, managing director, assistant managing director, chief executive officer, general manager or assistant manager of such third party or corporation.

No authorisation shall be required when the agreements concern current operations which are concluded under normal conditions.

Current operations are those that are normally undertaken by any company in the course of its business activities.

Normal conditions are understood as meaning those occurring in the course of similar agreements concluded by the company and other companies in the same sector.

Moreover, if the Managing Director is the sole shareholder of the company, the authorisation given by the Ordinary Shareholders' Meeting is not applicable, pursuant to Article 505 of the Uniform Act.

21-2.   Procedure

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                                 Articles of Association of SCHREINER TCHAD S.A.
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The Managing Director shall present a report to the Ordinary Shareholders'
Meeting regarding all agreements concluded with the company by himself or herself or the Assistant Managing Director.

The Managing Director must also give notice to the auditor within one month of concluding an agreement, and at least fifteen days prior to convening the Ordinary Shareholders' Meeting approving the annual report.

The auditor shall present a special report regarding these agreements to the Ordinary Shareholders' Meeting, which shall approve or disapprove the agreements that have been concluded.

The auditor shall send his or her special report to the registered office, at least fifteen days before the Ordinary Shareholders' Meeting takes place.

The person concerned may not exercise his or her voting right and his or her shares are not included in the determination of both quorum and majority.

21-3.   Effects of the agreements

Agreements that are approved or disapproved by the Ordinary Shareholders' Meeting take effect in relation to third parties and contra-parties unless they are declared null and void for fraud.

However, and even in the absence of fraud, damages incurred by the company following agreements disapproved by the Ordinary Shareholders' Meeting may become the responsibility of the person concerned.

Notwithstanding the responsibility of the Director concerned, agreements set forth in the first paragraph and concluded without the approval of the Ordinary Shareholders' Meeting may be declared null and void if they have had damaging consequences for the company, excepted when the Ordinary Shareholders' Meeting exercise its special voting right following a special report from the auditor.

ARTICLE 22 - ILLEGAL AGREEMENTS

Shall be declared null and void all agreements concluded between the Managing Director or Assistant Managing Director, their spouses, parents, children and other intermediaries, establishing a loan by the company or a guarantee to cover

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 25 of 41


an overdraft or any other form of guarantee or collateral covering their obligations towards third parties.

ARTICLE 23 - GUARANTEES, PLEDGES AND SECURITIES

All guarantees, pledges, securities and guarantees at first request regarding the company's commitments towards third parties are subject to the prior approval of the Shareholders' Meeting.

However, the Ordinary Shareholders' Meeting may, within a defined total amount and according to the terms and conditions it sets, authorise the Managing Director or the Assistant Managing Director to grant guarantees, pledges, securities and guarantees at first request.

This authorisation may also determine, via a legal act, the maximum amount that the guarantee, pledge or guarantee at first request may not exceed.

Accordingly, the Ordinary Shareholders' Meeting shall authorise any such guarantees which exceed the amount defined.

The authorisation shall be given for no more than a year, regardless of the duration of the guarantee, pledges or securities.

Notwithstanding the above-mentioned paragraphs, the Managing Director and Assistant Managing Director shall be authorised to grant, in the name of the company and without limitation to the amount, guarantees, pledges and securities in the name of the company for all matters involving Customs & Duties.

The Managing Director may delegate the powers entrusted in him by virtue of the afore-mentioned paragraphs.

CHAPTER 5 - AUDITORS
--------------------

ARTICLE 24 - APPOINTMENT - POWERS AND COMPENSATION

24-1. The Ordinary Shareholders' Meeting appoints the auditor and one assistant for a duration ending at the Meeting approving the 6th annual report following their appointment.

        The auditor can be re-appointed.

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                                 Articles of Association of SCHREINER TCHAD S.A.
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24-2.   The auditor acts according to Articles 710 to 725 of the Uniform Act.

24-3. The auditor can always convene the Ordinary Shareholders' Meeting, if the Managing Director has failed to do so after a request from the auditor.

        The auditor shall always attend the Ordinary Shareholders' Meeting as well as to the Directors' meeting to close the books at the end of a fiscal year.

24-4. The auditor's fee and the travel expenses incurred during the administration of his or her duties are paid by the company.

ARTICLE 25- RESPONSIBILITIES - INCAPACITY - OBJECTION - DISMISSAL

25-1. The auditor is legally responsible, vis-a-vis the company and third parties, for all damages arising from his or her fault or negligence committed during the administration of his or her duties, notwithstanding the provisions of Article 725 and 726 of the Uniform Act.

25-2. In case the auditor dies, is incapacitated or dismissed, his or her duties will be exercised by his or her assistant until the auditor is no longer incapacitated or until his or her appointment has reached the end of its normal course when the incapacity is permanent.

25-3. Objection to the appointment of the auditor can be formulated by one or several shareholders, representing no less than one tenth of the capital, sending a petition to the court, and by the department of the public prosecutor.

        The dismissal of the auditor can be requested by one or several shareholders, representing no less than one tenth of the capital, sending a petition to the court, by the Board of Directors, by the Ordinary Shareholders' Meeting or by the department of the public prosecutor, when the auditor is at fault or incapacitated.

        The requests for dismissal or objections are formulated pursuant to Articles 730 to 734 of the Uniform Act.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 27 of 41


CHAPTER 6 - SHAREHOLDERS' MEETINGS
----------------------------------

ARTICLE 26 - TYPES OF SHAREHOLDERS' MEETINGS AND DATE OF THE MEETINGS

26-1.   Types of meetings

The shareholders convene in a meeting which can be Ordinary, Extraordinary or Special.

The Shareholders' Meetings are called:

- Extraordinary Meetings when called to modify the provisions of the Articles of Association and, in particular, to authorise mergers, scissions, alterations and partial contributions of assets, change of registered office to another town of the territory or abroad, or premature dissolution of the company or extension of its duration;

- Special Meetings, convening the owners of the same class of shares, when they are called to approve or disapprove decisions taken by the General Meetings that would modify their rights;

-    Ordinary Meetings, in all other instances.

26-2.   Date of the meetings

The Managing Director convenes the Shareholders' Meeting.

Alternately, it can be convened by the auditor or a receiver appointed following an injunction taken by the President of the relevant court petitioned by a party as a matter of urgency or one or several shareholders representing at least one tenth of the capital for Ordinary Meetings and one tenth of the class of shares for Special Meetings.

Once the meeting has been convened by the auditor, he or she shall request the presence of the Managing Director by sending a bearer letter or a registered letter with confirmation of receipt. He or she shall set the agenda and can, for important reasons that shall be justified, select a venue other than that provided for in the Articles of Association. He or she shall explain the reasons for convening the meeting in a report presented to the Shareholders' Meeting.

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                                 Articles of Association of SCHREINER TCHAD S.A.
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During liquidation, meetings are convened by the receivers.

The Ordinary Shareholders' Meeting is convened at least once a year, within six months a fiscal year end, notwithstanding the extension granted by a court.

ARTICLE 27- PROVISIONS COMMON TO ALL MEETINGS

27-1. Methods of calling the shareholders and time frame

Shareholders are called by way of a notification legally published in a newspaper.

If all shares are nominative, the notification can be replaced with a letter, sent at the company's costs by bearer or registered with confirmation of receipt, detailing the agenda.

Notwithstanding the published notification, letters may also be sent to owners of nominative shares.
Regardless of the method of notification, shareholders must be informed no less than fifteen days before the date of the meeting by the first notification and six days by the following notifications. A judge may set a different time frame when a receiver convenes the meeting.

Notwithstanding legal provisions to the contrary, directly or indirectly, shareholders convening in a meeting that has not been set in the format and time frame described above can still take valid decisions when all shareholders are present or represented at the meeting and if they have access to legal documents within the set time frame.

Notifications and letters include the corporate name, logo, legal form, capital, registered office, company registration number at Trade and Personal Property Credit Register, agenda, day, time and location of the meeting, as well as whether the meeting is ordinary, extraordinary or special.

If need be, the notification indicates the location where the bearer shares or their deposit certificates may be registered for shareholders to take part in the meeting as well as the date by which registration must have occurred.

27-2. Location of the meetings

Meetings are held at the registered office or any other location specified in the notification to convene.

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                                 Articles of Association of SCHREINER TCHAD S.A.
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27-3. Admission to the meetings

27-3-1. Admission conditions to the meetings: Any shareholder has the right to be admitted.

The right to be admitted may be subordinated to prior registration in the nominative shares register maintained by the company, as well as the registration of bearer shares and deposit certificates at the location specified by the notification or to producing a bank certificate for the deposit of bearer shares delivered by the bank where the shares are held. Registration, deposits and productions of certificates must take place at least five days before the meeting is held.

27-3-2. Proxy

Every shareholder may be represented by a proxy of his or her choice.

Several shareholders can select the same proxy. The proxy must include the surname, first names and domicile as well as the number of shares and voting rights of the proxy, the type of meeting concerned, the date of the proxy and the signature of the principal with the terms "Bon pour pouvoir", (valid for proxy).

A proxy is given for one meeting and is valid for all other meetings following the same agenda. In addition, the proxy can be given for two meetings, one ordinary and one extraordinary, taking place on the same date or within seven days.

27-4. Committee of the meeting

27-4-1. Composition of the committee: The committee of the Meeting is composed of a chairperson, two returning officers and one secretary.

27-4-2. Chair: The Managing Director shall chair the meeting or, if he or she is incapacitated, by the shareholders holding the most shares, or by the oldest shareholder in case of equality.

27-4-3. Returning officers: Two members of the meeting representing the most shares, by themselves or by proxy, shall be returning officers, or those with the most shares after that in case they refuse, until such time two returning officers have been designated.

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                                 Articles of Association of SCHREINER TCHAD S.A.
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27-4-4. Secretary: The meeting designates its secretary who doesn't have to be a shareholder.

27-4-5. Role of the committee: The role of the committee is to ensure the meeting takes place normally.

27-5. Attendance sheet

There shall be an attendance sheet listing the surnames, first names, and domiciles of the shareholders present or represented, of the proxies, the number of shares they own or represent, and the voting rights attached to the shares.

This attendance sheet, on which proxies are mentioned, shall be signed by the shareholders present and the proxies.

Once signed, the attendance sheet shall be declared as true and fair by the returning officers and deposited at the registered office.

27-6. Agenda of the meeting

27-6-1. Establishing the agenda: The agenda shall be established by the party who convenes the meeting. However, in case the meeting has been convened by a receiver, the agenda shall be set by the court appointing him.

27-6-2. Matters added to the agenda by shareholders:One or several shareholders may request the addition of matters to be debated or voted upon during the meeting when they represent:

- 5% of the capital if the capital is less than CFA 1,000,000,000 (one billion);
- 3% of the capital if the capital is between CFA F 1,000,000,000 (one billion) and 2,000,000,000 (two billion);

- 0,50% of the capital if the capital is more than 2,000,000,000 (two billion).

The request must be sent to the registered office no less than ten days before the meeting is held pursuant to Articles 520 and 521 of the Uniform Act.

27-6-3. Vote on the agenda: Votes can only concern matters that are included on the agenda.

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                                 Articles of Association of SCHREINER TCHAD S.A.
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However, the Ordinary Shareholders' Meeting shall legally vote on the dismissal and replacement of the Managing Director and the Assistant Managing Director even though the matters have not been included on the agenda.

27-6-4. When the agenda concerns the appointment of candidates to the post of Managing Director, it must include their identity, professional references and their work experience during the last five years.

27-6-5. Modification of the agenda: The agenda cannot be modified during the second notification, or the third when convening extraordinary meetings.

27-7. Minutes of the meetings

Minutes of the meetings shall be maintained and signed by the members of the committee or the sole shareholder, kept in a special register at the registered office, and countersigned by the relevant legal authority. The minutes can be written on loose sheets, numbered consecutively and countersigned pursuant to
Article 135 of the Uniform Act.

Copies or abstracts of the minutes are legally certified by the Managing Director, or by any other person duly mandated to that effect. In case of liquidation, the minutes are certified by the liquidator.

27-8. Legal effects of the meeting decisions

The Shareholders' Meeting represents all the shareholders; the decisions taken according to the law and the Articles of Association are binding for all shareholders, even those who are not present, incapacitated or against the decisions.

However, such decisions taken by the Shareholders' Meeting that would alter the rights attached to a class of shares shall only become applicable once they have been ratified by the special meeting of the shareholders owning that class of shares.

The special meeting of the shareholders owning a class of shares represents all the shareholders of that class of shares, and the decisions taken according to the law and the Articles of Association are binding for all those shareholders, even those who are not present, incapacitated or against the decisions.

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                                 Articles of Association of SCHREINER TCHAD S.A.
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27-9. Right of the shareholders to discovery

27-9-1. Right of the shareholders to discovery following the Ordinary Shareholders' Meeting

Any shareholder, as well as co-owners of jointly owned shares, bare owners, or usufructuaries, has the right to discovery, at the registered office and within fifteen days following the annual ordinary shareholders' meeting, regarding the stock, annual report, auditor's report and Managing Director's report submitted to the shareholders during the meeting, the list of shareholders, the total compensation given to the ten or five best paid managers depending on whether the company has two hundred employees or not, and, if need be, the original text detailing the reasons to convene the meeting, the resolutions proposed and the information regarding the candidates to the Board of Directors. Notwithstanding stock, the right to discovery includes the right to take copies, at the expenses of the shareholder.

27-9-2. Right of the shareholders to discovery during any meeting

For any other meeting, the right of discovery concerns the text of the proposed resolutions, the Managing Director's report and, if need be, the auditor's report or that of the liquidator.

27-9-3. Permanent right of discovery

At any time, any shareholder has a right of discovery and a right to copy all corporate documents mentioned in the afore-mentioned paragraphs relating to the last three fiscal years, as well as the minutes and attendance sheets of the meetings held during the last three fiscal years.

The President of the relevant court shall rule on the petition filled by any shareholder who is refused access to the above-mentioned documents.

Moreover, any shareholder may, twice a fiscal year, send written questions to the Managing Director relating to facts endangering the activity of the business.

The Managing Director shall answer in writing, within a month. Within the same period, he or she sends a copy of his or her answers to the auditor.

ARTICLE 28 - SPECIFIC REGULATIONS RELATING TO ORDINARY SHAREHOLDERS' MEETINGS

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 33 of 41

28-1. Quorum, majority and participation

28-1-1. Quorum: To take legal decisions, the Ordinary Shareholders' Meeting must be comprised of shareholders representing at least one-fourth of all shares with voting rights.

No quorum shall be required when a second notification is sent.

28-1-2. Majority: Decisions taken by the Ordinary Shareholders' Meeting require a simple majority of the votes, without including uncompleted voting papers.

28-2. Powers of the Ordinary Shareholders' Meeting

28-2-1. The Ordinary Shareholders' Meeting takes decisions regarding proposals on the agenda and matters that are not to be decided during the Extraordinary Shareholders' Meeting or a Special Meeting.

28-2-2. The Ordinary Shareholders' Meeting has the following powers: Approve the fiscal year's accounts; decide on the allocation of the profits; appoint the Managing Director and one or several Assistants if need be as well as the auditor and his or her assistant; set their compensation package; approve or disapprove the agreements concluded between the company and the Directors; issue bonds; approve the auditor's report presented following the potential acquisition by the company, within two years following its registration, of an asset owned by a shareholder and valued at no less than CFA F 5,000,000 (five million) pursuant to Article 547 of the Uniform Act.

ARTICLE 29 - SPECIFIC REGULATIONS RELATING TO EXTRAORDINARY SHAREHOLDERS'
MEETINGS

29-1. Quorum: The Extraordinary Shareholders' Meeting is declared valid if it consists of shareholders representing at least half of the shares at the time of first notification, and one-fourth of the shares at the time of second notification.

Should the quorum not be reached, the Extraordinary Meeting can be convened for a third time, within a time frame of no more than two months from the date set by the second notification; the quorum still requires one-fourth of the shares.

29-2. Majority: During the course of the Extraordinary meeting, resolutions shall be valid only if two-thirds of the votes have been reached, without including uncompleted voting papers.

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                                 Articles of Association of SCHREINER TCHAD S.A.
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However, when it is proposed that the register office be relocated abroad, the decision must be taken at the unanimity of all shareholders who are present or represented.

29-3. Participation in the Extraordinary Shareholders' Meeting: All shareholders can participate in the Extraordinary Shareholders' Meeting, regardless of voting rights issues; any derogatory clause shall be deemed null and void.

29-4.   Powers of the Extraordinary Shareholders' Meeting

The Extraordinary Shareholders' Meeting has the exclusive right to modify any provision of the Articles of Association. However, the meeting cannot decide to increase shareholders' liabilities to more than their current participation unless the consent of each shareholder is obtained.

The meeting also has the exclusive right to authorise mergers, scissions, alterations and partial contributions of assets; transfer the registered office to another town or abroad; premature dissolution of the company or the extension of its duration.

ARTICLE 30 - SPECIFIC REGULATIONS RELATING TO SPECIAL SHAREHOLDERS' MEETINGS

30-1. Quorum: The Special Shareholders' Meeting is declared valid if it consists of shareholders representing at least half of the shares at the time of first notification, and one-fourth of the shares at the time of second notification.

Should the quorum not be reached, the Special Meeting can be convened for a third time, within a time frame of no more than two months from the date set by the second notification; the quorum still requires one-fourth of the shares.

30-2. Majority: During the course of the Special Meeting, resolutions shall be valid only if two-thirds of the votes have been reached, without including uncompleted voting papers.

30-3.   Powers of the Special Shareholders' Meeting

The Special Shareholders' Meeting shall convene all shareholders of a particular class of shares; it approves or disapproves the decisions taken by the General Meetings when these decisions have the effect of modifying the rights of its members.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 35 of 41


ARTICLE 31 - SPECIFIC CASE OF THE "SOCIETE ANONYME UNIPERSONNELLE" (2)

31-1. Decisions normally taken by the meeting: When the company has only one shareholder, decisions that must be taken by the Shareholders' Meeting, be it ordinary or extraordinary, are taken by the sole shareholder; notwithstanding provisions to the contrary, all provisions set forth above and in Articles 516 and 517 of the Uniform Act.

31-2. Decisions normally taken by the Ordinary Shareholders' Meeting: Within the six months following the closing of a fiscal year's books, the sole shareholder shall take all decisions that would normally be those of the Ordinary Shareholders' Meeting, taking into account the reports of both Managing Director and auditor, present at the Shareholders' Meeting.

31-3. Legal form and disclosure of the decisions: The decisions taken by the sole shareholder shall be recorded in the minutes and filed in the company archives; they are disclosed in the same manner they would be if taken by a Shareholders' Meeting.

CHAPTER 7 - FISCAL YEAR - ACCOUNTS AND ALLOCATION - DISTRIBUTION OF PROFITS
---------------------------------------------------------------------------

ARTICLE 32 - FISCAL YEAR

The company's fiscal year shall start on January 1st and shall end on December 31st.

ARTICLE 33 - ACCOUNTS

33-1. Preparation of the accounts and of the annual report

At the end of the fiscal year, the Managing Director shall close the books and prepare a financial report that contains the inventory, balance sheet, profit and loss account and the income statement, cash-flow statement, and notes to the

----------
(2) The Societe Anynome Unipersonnelle is a limited company with only one shareholder.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 36 of 41


accounts, or any documents as set forth in the Uniform Act regarding the organisation and presentation of the accounts.

In the notes to the accounts of the financial report, there shall be a note detailing all guarantees, pledges, securities given by the company as well as all collaterals and liens agreed by the company.

The Managing Director shall establish a management report detailing the situation of the company during the fiscal year, its planned evolution and, in particular, the outlook of future business activities, the cash position and the financing plan. The management report shall also indicate any change of accounting method used to present the financial report or the calculation of the valuations, depreciations or other legal accounting provisions.

All of these documents shall be presented to the Ordinary Shareholders' Meeting so it can approve the annual report and the financial report, such meeting being held no more than six months after the end of the fiscal year.

33-2. Communications prior to convening the Annual Ordinary Shareholders'
Meeting

The inventory, balance sheet and profit and loss account and the income statement as well as the management report shall be communicated to the auditor no less than forty-five days before the Annual Ordinary Shareholders' Meeting is held.

Then, during the fifteen days prior to the Annual Ordinary Shareholders' Meeting, the inventory, balance sheet, profit and loss account and the income statement, and all documents that must be communicated to the meeting pursuant to Article 525 of the Uniform Act, as well as the list of shareholders, are available at the registered office for shareholders to examine.

33-3. Filing the financial report at the registry of the court

During the month following the approval of the financial report by the Ordinary Shareholders' Meeting, namely of the inventory, balance sheet, profit and loss account and the income statement, cash-flow statement and notes to the accounts, the financial report shall be filed at the registry of the court.

                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 37 of 41


ARTICLE 34 - ALLOCATION AND DISTRIBUTION OF PROFITS

34-1.   Definition of profits

The net profits are composed of the net products of the fiscal year minus all overheads and other expenses of the company, depreciation of the assets and provisions.

34-2.   Legal reserve

From the net profits, minus potential losses from the previous years, a sum of ten per cent is transferred to the legal reserve each fiscal year until the account is equal to twenty per cent of the capital. Such sum is drawn again when the legal reserve represents less than twenty per cent of the capital.

34-3. Allocation of distributable profits

Distributable profits are composed of the net profits, minus potential losses from the previous years and minus the sums transferred to the legal reserve by law, and plus the balance brought forward from previous fiscal years.

From the remaining profits, the Ordinary Shareholders' Meeting shall transfer sums to optional reserves or allocate sums to be carried forward.

The remaining balance, if any, shall be distributed as dividends to all shares. However, in case the capital is reduced, no distribution of dividend shall take place when the equity is, or would be after the distribution, inferior to the capital plus the reserves that cannot be distributed by law or according to the Articles of Association.

The Meeting can decide to distribute all or part of the reserves provided such reserves do not have to be kept by law. In that case, the decision taken shall clearly indicate which reserves accounts are used for the distribution.

34-4. Conditions of payment of dividends

Each share has a right to receive a dividend that is proportional to the quota of capital it represents.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 38 of 41


The Shareholders' Meeting shall determine the conditions of payment of dividends as well as the unique date when they are paid, unless this power is entrusted with the Managing Director.

However, any payment of dividend must take place within no more than nine months following the closing of the books, unless an extension is granted by the President of the relevant court.

Moreover, the shares that are fully paid-up shall entitle the shareholders to receive the payment of an interest calculated according to the planned dividend, provided the Shareholders' Meeting establishes the existence of distributable profits, and that the profits are large enough to enable such payment.

The Extraordinary Shareholders' Meeting shall have the right to create preferred shares that enjoy privileges compared with normal shares, namely a larger portion of the profits available, first right and cumulative dividends.

CHAPTER 8 - DISSOLUTION - LIQUIDATION
-------------------------------------

ARTICLE 35 - DISSOLUTION UPON REACHING THE END OF THE DURATION WITHOUT EXTENSION

No less than a year before the duration of the company comes to an end, the Extraordinary Shareholders' Meeting shall be convened to discuss whether or not to extend the duration of the company.

Should the Managing Director fail to convene the Extraordinary Shareholders' Meeting, any shareholder may, once he or she has sent a registered letter and received no reply, petition the President of the relevant court to take an injunction and appoint a receiver who shall convene the Extraordinary Shareholders' Meeting with a view to discuss whether or not to extend the duration of the company.

ARTICLE 36 - PREMATURE DISSOLUTION

In case, due to losses appearing in the financial report, the equity of the company becomes less than half of the capital, the Managing Director shall convene the Extraordinary Shareholders' Meeting within no more than four months after the financial report has been approved to decide whether or not the company should be prematurely dissolved.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 39 of 41


If no dissolution has been decided, and if the equity has not been reconstituted to at least half of the capital, that capital must be reduced by at least the same amount as that of the losses that could not be offset by the reserves, at a date no later than the second fiscal year close following the fiscal year in which the losses were established.

Should no Shareholders' Meeting be held, and as in the case where the Meeting could not take any decision after the last notification, any party may petition the relevant court to obtain the dissolution of the company.

Notwithstanding the loss of half of the capital and the cases set forth in
Article 200 of the Uniform Act, the shareholders convened at the Extraordinary Shareholders' Meeting may decide to proceed with the premature dissolution.

ARTICLE 37 - AMICABLE LIQUIDATION

As soon as the dissolution has been pronounced, the company is liquidated.

The Extraordinary Shareholders' Meeting shall appoint one or several liquidators. The liquidation shall take place pursuant to the provisions set forth in Articles 224 to 241 of the Uniform Act.

The liquidator shall represent the company, bound by all acts taken as a result of the liquidation. He or she shall have all necessary powers to liquidate the assets, even amicably, and he or she shall pay the creditors and distribute the remaining balance between the shareholders. He or she shall convene the Shareholders' Meeting, at least once a year and within six months of the fiscal year-end, to discuss the financial report, grant the necessary authorisations and, if necessary, re-appoint the auditor.

The allotment of the remaining equity, once the nominal shares have been retired, is distributed proportionally amongst the shareholders according to their liabilities.

ARTICLE 38 - JUDICIAL LIQUIDATION

The liquidation of the company may be ordered by the relevant court granting an injunction in reply to the petition of either shareholders representing at least one tenth of the capital or creditors, or the representative of bondholders.

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                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 40 of 41


CHAPTER 9 - OBJECTIONS
----------------------

ARTICLE 39 - OBJECTIONS

Any objection arising during the life of the company, after its dissolution, or whilst it is being liquidated, either between the shareholders, the managers or the administrators and the company, or between the shareholders themselves, in relation to the activity of the company or the performance of the provisions of the Articles of Association, shall be settled amicably pursuant to the provisions of the Uniform Act regarding arbitration.

In the case that the parties cannot reach an amicable arrangement, the court where the company maintains its registered office shall have jurisdiction.

CHAPTER 10 - ESTABLISHMENT OF THE COMPANY
-----------------------------------------

ARTICLE 40 - ESTABLISHMENT - LEGAL CAPACITY

The company shall be in existence from the date the present Articles of Association have been signed.

The company shall obtain legal capacity once it has been registered with the Trade and Personal Property Credit Register.

ARTICLE 41 - ACTS TAKEN WHILST THE COMPANY IS BEING REGISTERED

A list of all of the acts taken before the Shareholders' Meeting establishing the company detailing the nature of each and every act and the obligations imposed on the company is enclosed in the appendix.

This list was made available to the shareholders before the Articles of Association were ratified.

                                 Articles of Association of SCHREINER TCHAD S.A.
                                                                   Page 41 of 41


The signed approval of the Articles of Association and of the list of all of the acts by the shareholders means that the company is legally bound by these acts from the time it is registered with the Trade and Personal Property Credit Register.

ARTICLE 42 - DISCLOSURE

The Managing Director shall be entrusted with all necessary powers to implement the legal requirements for the disclosure of originals, copies, communications, abstracts from the Articles of Association and minutes.

In witness whereof
In N'Djamena                                         (stamp)
On October 8th, 1999
                                                     Registered in N'Djamena
Richard Ochse Freiwald                               October 28th, 1999
Attorney                                             Vol. AC Folio 32 No 3150
                                                     Received the sum of
                                                     CFA F 25,875,000

                                                     3% of CFA F 862,500,000